Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Naked Brand Group, Inc.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated May 14, 2014, except as to Note 1, which is as of September 24, 2015, relating to the consolidated financial statements of Naked Brand Group Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO CANADA LLP

BDO Canada LLP
Chartered Professional Accountants
Vancouver, Canada

November 19, 2015